                                  EXHIBIT 12.2

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

                                             39 WEEKS                                   YEAR ENDED
                                           ENDED 3/31/01
(THOUSANDS, EXCEPT RATIOS)                  (UNAUDITED)        2000          1999          1998          1997          1996
--------------------------                 -------------    ----------    ----------    ----------    ----------    ----------
Fixed Charges

  Interest and amortization of debt

  issuance costs on all indebtedness        $     28,738    $   31,102    $   15,864    $    7,336    $    4,967    $    3,934

  Add interest element implicit in
  rentals                                          2,804         1,923         1,158           521           394           222
                                            ------------    ----------    ----------    ----------    ----------    ----------
       Total fixed charges                  $     31,542    $   33,025    $   17,022    $    7,857    $    5,361    $    4,156

Income
  Income before income taxes                $     92,104    $  146,903    $   53,863    $   32,186    $    6,400    $    1,146
  Add fixed charges                               31,542        33,025        17,022         7,857         5,361         4,156
                                            ------------    ----------    ----------    ----------    ----------    ----------
  Income before fixed charges and
  income taxes                              $    123,646    $  179,928    $   70,885    $   40,043    $   11,761    $    5,302
                                            ============    ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges                  3.92          5.45          4.16          5.10          2.19          1.28